Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

FuelCell Energy, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	Rule 457(o) and Rule 457(r) (1)	$300,000,000	(2)	$300,000,000	0.00014760	$44,280
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Carryforward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Total Offering Amounts					$300,000,000		$44,280
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							$44,280

(1)

Payment of the registration fee at the time of filing of the Registrant’s registration statement on Form S-3ASR (Registration No. 333-274971), filed with the Securities and Exchange Commission on October 13, 2023, was deferred pursuant to Rules 456(b) and 457(r) under the Securities Act and is paid herewith.

(2)	The proposed maximum offering price per security will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder.